Security Capital Research & Management Inc. (“SCR&M”) Compliance Policy

Regulatory Category: Code of Ethics, Gifts and Entertainment

Overview:

  Registered investment advisers are required to adopt a Code of Ethics.
  The Code of Ethics should outline the investment restrictions imposed on employees in order to prevent fraudulent or manipulative activities, in particular regarding investments owned in client accounts.
  Guidelines should be in place regarding the gifts, gratuities, and other payments that SCR&M employees are allowed to accept or give in order to prevent any actual or perceived conflicts of interest.
  SCR&M has implemented a Code of Ethics based upon the Code of Conduct adopted by JPMorgan Chase & Co. (“JPMC”) and the applicable rules. Compliance with these policies is actively monitored and enforced by the Compliance Department and senior management.

Applicable Regulations:

  U.S. Securities and Exchange Commission (“SEC”) Investment Advisers Act of 1940: Section 204A, Rule 204A-1; Section 206, Rule 206(4)-5, Rule 206(4)-7

Summary of Regulatory Requirements:

1.	Advisers Act Rule 204A-1 requires an adviser to adopt a Code of Ethics that establishes standards of conduct that are expected of the adviser’s supervised persons and reflects the adviser's fiduciary duties.
2.	Every investment adviser must establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information.
3.	Written procedures must be put in place that are reasonably designed to prevent violations of the adviser’s Code of Ethics.
4.	A written report that describes any issues relating to the Code of Ethics, violations of the Code of Ethics, any sanctions imposed and a certification that procedures have been adopted must be provided to the relevant Mutual Fund Board at least annually.
5.	Management must identify and notify all “Access Persons” of their reporting obligations. SCR&M has two classifications of Access Persons. An Access One Person is any director, officer or investment advisory person of the investment adviser who, with respect to any fund or other client, makes any investment recommendation, participates in the determination of an investment recommendation, or whose principal function or duties relate to the determination of a recommendation, or who, in connection with his or her duties, obtains any

	information	concerning investment recommendations being made by the investment adviser
	to	any fund or other client. All other SCR&M Access Persons are classified as Access Two.
6.	All Access Persons are required to report: a) initial holdings no later than ten days after a
	person	becomes an Access Person (the statements submitted must be dated no more than 45
	days	before becoming an Access Person); b) quarterly reports no later than 30 days after the
	end	of the calendar quarter; and c) annual holdings, no later than 30 days after the end of the
	annual	period.
7.	Procedures must be implemented for an adviser to review the required reports submitted by
	Access	Persons.
8.	Recordkeeping requirements include retaining a: a) copy of the Code of Ethics; b) record of
	any	violations of the Code of Ethics and any action taken in response to any such violation;
	c)	copy of each report made by Access Persons as required; d) record of all persons required
	to	make reports. All records must be maintained for a minimum of five years.
9.	Specific rules regarding gifts and entertainment are not addressed under Rule 204A-1, but
	when	adopting a written Code of Ethics, the Code should address potential conflicts of
	interest	arising as a result of gifts, entertainment, political contributions or charitable contributions.

Activities Conducted by SCR&M to Satisfy Regulatory Requirements:

ü	SCR&M has implemented a Code of Ethics based upon the Code of Conduct adopted by JPMC and the applicable Regulatory rules. Compliance with these policies is actively monitored and enforced by the Compliance Department and senior management.
ü	All employees are required to complete quarterly attestations that they have received, read, understood and complied with the requirements of the SCR&M Code of Ethics.
ü	Upon discovering a violation of the Code of Ethics, SCR&M may impose such sanctions as it deems appropriate based on established escalation policies, including suspension of personal trading privileges or termination of employment.
ü	The Compliance Department and line of business management determine sanctions to be imposed when violations of the policies or procedures have been identified.
ü	The Compliance Department is responsible for updating and communicating updates to the Code of Ethics.
ü	Training sessions addressing the requirements of the Code of Ethics are developed and provided to new employees and periodically given to existing employees.
ü	All SCR&M personnel are required to participate in annual Code of Conduct training.
ü	The Compliance Department provides periodic reports to various internal risk committees and relevant Boards regarding compliance with the Code of Ethics.

Personal Securities Transaction Requirements:

ü	SCR&M personnel are subject to the following procedures regarding their personal investments:
	a.	U.S. based employees have pre-clearance requirements for trades in all securities, with
		a	few exceptions (e.g., Direct Obligations of the U.S. Government, Money Market
		Instruments/	Funds, Proprietary and Third-party registered Mutual Funds);
	b.	U.S. based employees have a designated broker requirement;
	c.	Generally, purchases of securities being issued in an initial public offering (new issues)
		are	prohibited;
	d.	For all employee and employee-associated accounts, there is a minimum investment
		holding	period of 60 days for all securities, including proprietary and third party funds,
		with	the exception of money market type funds;
	e.	U.S. based employees are encouraged to hold non-money market type funds in their
		401(k)	plan for at least 60 days. If the position is sold within the 60 day holding period,
		there	is a 60 day waiting period before the employee can reallocate or transfer to back
		into	that fund;
	f.	All private placement purchases and sales require pre-clearance;
	g.	Employees are subject to blackout periods protocol and may execute personal trades in
		a	Reportable Security, as defined in the Personal Trading Policy for AM Investment
		Management	Americas Staff, only if:
		i.	There are no material open orders on the trading desk in such Reportable Security;
		ii.	There has been no proprietary research issued by IM Americas relating to such Reportable Security during the previous three business days;
		iii.	The Reportable Security is not restricted for Client purchase; and
		iv.	Client account executions at any time during the preceding five business days do not represent a significant percentage of the market trading volume in the Reportable Security;
	h.	Transactions in short sales, options, rights, warrants, or other short-term securities are
		restricted;	and
		i.	All Access Persons are subject to disclosure requirements as set forth in the Personal
		Trading	Policy for AM Investment Management Staff.
ü	Increased analysis and oversight is conducted of investment professionals’ personal securities transactions and holdings, including the review of personal transactions in comparison to client account activity for a period of five days before and after trade date.
ü	SCR&M personnel must complete and submit initial holdings reports and quarterly transaction information. Additionally, Access persons must submit an annual statement of holdings.
ü	The Compliance Department monitors the submission and review of pre-approval forms for all securities transactions by all employees against broker confirmations and statements.

ü	The Compliance Department maintains a list of Access Persons, and works closely with the business groups to identify new Access Persons and Access Persons who are no longer employed.

Business-Related Gifts and Entertainment

ü	While generally discouraged, SCR&M personnel may accept gifts on infrequent occasions
	where	the gift is:
	a.	not over U.S. $100 in value;
	b.	given on an occasion when gifts are customary (e.g. birthday, major holiday, promotion, retirement);
	c.	not solicited or received in the context of providing good service (e.g. thank you); and
	d.	not cash or cash equivalents.
ü	The receipt of gifts over U.S. $100 in value must be documented in writing and approval must be obtained from a direct report of the JPMC Operating Committee member, the Compliance Department and the Office of the Secretary.
ü	SCR&M employees’ travel and lodging expenses related to entertainment provided by outside
	parties	must be paid by SCR&M, unless such expenses have been approved in writing prior to the occurrence by an authorized approver, not more than two levels down from an Operating Committee member.
ü	Employees or “associated” persons, as defined in the Code of Ethics, are permitted to accept discounts and rebates on merchandise or services offered to the general public or to all employees under a plan negotiated by JPMorgan Chase.
ü	SCR&M personnel may provide entertainment to clients where not prohibited by law, if the purpose is business related, the level of expense is reasonable and customary, the SCR&M host is present and the frequency of entertainment to any one client is not excessive.
ü	Subject to limited exceptions, SCR&M personnel are not permitted to give gifts to clients. Exceptions include promotional items bearing a JPM logo, business relevant books as determined by the Group Head that are given on infrequent occasions, and gifts given in connection with certain sales campaigns that do not exceed U.S. $50 in value.
ü	Additional restrictions exist on providing gifts or business entertainment to government agencies and officials. Gifts or entertainment to U.S. government officials, including State and local officials, and non U.S. government officials must be pre-approved by the Compliance Department.
ü	Subject to limited exceptions, all gifts and entertainment offered or received by employees of SCR&M Americas are reviewed by managers and recorded via the Gift, Entertainment and Political Contributions Database. Exceptions include meals offered or received during normal business hours to any non-union, non-ERISA, and/or non-government persons that do not
	exceed	U.S. $50 per person in value.
ü	Training sessions addressing the requirements relating to gifts and entertainment are developed for new employees and periodically given to existing employees.

ü	The giving of gifts over U.S. $100 in value must be documented in writing and approval must be obtained from a member of the an authorized approver, not more that two levels down from a JPMC Operating Committee member, the Compliance Department and the Office of the Secretary.

Political and Charitable Contributions

ü	SCR&M employees can make personal political contributions from personal funds. All personal political contributions must be pre-approved by the Compliance Department via the Investment Management Americas Political Contribution Form in PATROL. Additional restrictions apply when a contribution is requested for a candidate that is in a position to hire or fire the firm. An employee cannot be reimbursed or otherwise compensated by JPMC for any such contribution.
ü	All requests for JPMC support of politically related causes must be pre-approved by Compliance, who will coordinate with JPMC Government Relations.
ü	All requests for JPMC to support a charitable cause by making a contribution must follow the Global Philanthropy Policy of U.S. Domestic Line of Business Contributions. All contributions in excess of $250 will be routed through Corporate Responsibility for non- financial review.

Document Retention

ü	SCR&M maintains related records that are available to the SEC at any time and from time to time for periodic, special or other examinations.
ü	SCR&M maintains all other documents related to the Code of Ethics in an easily accessible place for seven years, with the first two years on-site.
ü	Additionally, SCR&M maintains documents related to government entities from the Political Contributions and Activities Policy for Investment Management Americas in an easily accessible place for five years, with the first two years on-site.

Areas of Responsibility:

  Applicable Business Groups
  Compliance Department
  Legal Department
  Office of the Secretary

Applicable Policies:

  Books and Records
  Code of Ethics for JPMAM
  Conflicts of Interest Policy for Investment Management Americas
  Gift & Entertainment Policy For Investment Management Americas
  JPMC Anti-Corruption Policy
  JPMC Code of Conduct
  Personal Trading Policy for AM Investment Management Americas Staff
  Political Contributions and Activities Policy for Investment Management Americas
  U.S. Domestic Line of Business Contributions Policy (JPMC Corporate Responsibility Group)
  JPMC Global Philanthropy Policy